UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2022

JANONE INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	000-19621	41-1454591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Warm Springs Road, Suite 102
Las Vegas, Nevada		89119
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 702 997-5968

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	JAN	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 3 - Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As of June 27, 2022 (the date of this Current Report on Form 8-K), JanOne Inc. (“we,” or “us”) believes that we presently complies with Nasdaq’s Listing Rule 5550(b)(1) that requires us to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. Our compliance is a result of the May 24, 2022 transaction, wherein we sold substantially all of the assets and none of the specified liabilities of our wholly-owned subsidiary GeoTraq Inc. As previously disclosed, the aggregate purchase price for the transaction was $13.5 million, payable in cash and shares of the purchaser’s common stock.

At March 31, 2022 (the end of our first fiscal quarter), our total stockholders’ deficit was approximately $7.5 million, an improvement from approximately $8.7 million three months before (at the end of our 2021 fiscal year). Solely, by virtue of the GeoTraq transaction, our estimated pro forma total stockholders’ equity at March 31, 2022, would have increased to approximately $6.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JANONE INC.

By:	/s/ Tony Isaac
Name: Tony Isaac
Title: Chief Executive Officer

Dated: June 28, 2022